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EMPLOYMENT AGREEMENT

DATED effective the 1st day of October, 2002.

BETWEEN:

WESTERN COPPER HOLDINGS LIMITED, a body corporate having its head office at Suite 1650, 1185 West Georgia Street, Vancouver, British Columbia, V6E 4E6

(hereinafter referred to as the “Employer”)

AND:

THOMAS C. PATTON, Businessman, of 9086 Chickadee Way, Blaine, Washington, U.S.A.  98230

(hereinafter referred to as the “Employee”)

WHEREAS:

A.

The Employer is involved in the business of acquiring, exploring and developing natural resource properties;

B.

The Employee has North American and international expertise and experience in the business carried on by the Employer;

C.

The Employer wishes to acquire the services of the Employee and the Employee is agreeable to serve the Employer upon the terms of this Agreement;

NOW, THEREFORE, THIS AGREEMENT WITNESSES that in consideration of the premises and the mutual covenants and agreements hereinafter set forth, IT IS AGREED as follows:

1.

The Employer hires and engages the Employee as its President for a term of twenty four (24) months commencing October 1, 2002, unless extended or terminated earlier as hereinafter provided.

2.

During the term of this Agreement, the Employee shall diligently and faithfully devote the time, effort and ability to the Employer's affairs and business necessary to perform his duties under this Agreement.

3.

The Employee's duties shall be as set out in Paragraph 1 hereof.  The Employee shall conduct the operations of the Employer in an efficient, trustworthy and businesslike manner to the advantage and benefit of the Employer.

4.

Except as provided in Paragraph 5, during the term of his employment the Employee shall not, without prior written consent, directly or indirectly engage in any business activity or enterprise competitive with the Employer.

5.

The Employer is aware that the Employee has now, may acquire and will continue to have financial interests in other companies and properties and the Employer recognizes that these companies and properties will require a certain portion of the Employee's time.  The Employer agrees that the Employee may continue to devote time to such outside interests, provided that such interests do not conflict with, in any way, the time required for the Employee to perform his duties under this Agreement.

6.

The Employee shall not, either before or after the termination of this Agreement, disclose to any person, nor make use of himself, any information or trade secrets relating to the Employer, its business, policies, methods, scientific data or information which he shall have acquired in any manner.  The Employee agrees that disclosure by him of such information or trade secrets may result in irreparable injury and damage to the Employer, which will not be adequately compensable in money damages, that the Employer will have no adequate remedy at law therefor, and that the Employer shall have the right, and may,  without objection from the Employee, obtain such preliminary, temporary or permanent mandatory or restraining injunctions, orders or decrees as may be necessary to protect the Employer against, or on account of any breach by the Employee of the provisions of this paragraph.  Nothing herein shall be construed as preventing the Employer from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages from the Employee.

7.

The Employee shall be entitled, by way of remuneration, to an annual salary of Nine Thousand, Six Hundred Dollars ($9,600) payable monthly at the rate of Eight Hundred Dollars ($800) per month.  Upon the expiration of one year following the date of this Agreement and each year thereafter that this Agreement may be extended, the Board of Directors shall review the Employee's salary with a view to increase, giving consideration to the financial position of the Employer and the scope of its activities and activities of its subsidiary companies.

8.

The Employee shall be entitled to reimbursement for all travel expenses and other reasonable expenditures made by him in connection with the conduct of the Employer's business by him, upon presentation of the appropriate receipts or vouchers to the Chief Financial Officer of the Employer.

9.

The Employee will be eligible to participate, in accordance with existing or future policies or procedures, of the Employer in fringe benefit programs, including vacations, bonuses, sick leave, medical insurance, life insurance and stock option plans.

10.

The Employee shall be entitled to four weeks annual holidays per year.

11.

If the Employee shall become disabled or incapacitated to such an extent that he is unable to perform his regular duties, he shall be entitled to receive, during such disability or incapacitation, his full salary from the date thereof, payable monthly for two (2) months.  The employment provisions of this Agreement may be terminated without notice at the option of the Employer should the Employee be unable, because of disability or incapacitation, to perform his duties hereunder for a period or periods aggregating more than two (2) months during any consecutive twelve months.  Such termination shall not affect any payments which are due the Employee under the first sentence of this paragraph or any other provisions of this Agreement.

12.

The Employer may discharge the Employee only for breach of this Agreement or for cause.  The Employee shall be entitled to two (2) months' notice of such discharge.  After such notice, the Employer may at its option, discontinue all or any portion of the Employee's duties, but shall continue his salary during the two-month notice period.  After the effective date of such discharge, the Employer shall not be obligated any further hereunder.  Such discharge shall not relieve the Employee of his obligations under Paragraph 4 nor prejudice any rights of the Employer hereunder. The Employee shall have the reciprocal right to give two (2) months' notice of the termination of this Agreement.  This paragraph is not applicable to termination of employment due to death, disability or incapacity.

13.

a)

In the event that any person or any person and such person's associates or affiliates, as such terms are defined in the Securities Act (British Columbia), begins a tender or exchange offer, circulates a proxy to shareholders or takes other steps to effect a takeover of the control of the Employer, whether by way of a reverse take-over, formal bid, causing the election or appointment of a majority of new directors of the Employer or otherwise in any manner whatsoever (herein a “change of control”), the Employee agrees that he will not voluntarily leave the employ of the Employer and will continue to render services to the Employer commensurate with his position and in the best interests of the shareholders of the Employer until such person has abandoned or terminated efforts to effect a change of control of Employer or until such a change of control of Employer has occurred.

b)

For purposes of this Agreement, a change of control shall be evidenced by the election or appointment of a majority of new directors of the Employer or the acquisition by any person or by any person and such person's affiliates or associates, as such terms are defined in the Securities Act (British Columbia), and whether directly or indirectly, of common shares of the Employer which, when added to all other common shares of the Employer at the time held by such person and such person's affiliates and associates, totals for the first time twenty (20%) percent or more of the outstanding common shares of the Employer.

c)

Following any change of control of the Employer, the Employee shall have the right, within thirty (30) days from the effective date of such change of control, to terminate this Agreement (other than this Paragraph 13), whereupon the Employer shall within ten (10) days from such notice pay to the Employee an amount of money equal to fifty percent (50%) of the compensation which would have been paid to the Employee during the unexpired term of this Agreement had the Employee not elected to terminate this Agreement (other than this Paragraph 13).

14.

The services to be performed by the Employee pursuant hereto are personal in character, and neither this Agreement nor any rights or benefits arising thereunder are assignable by the Employee without the prior written consent of the Employer.

15.

If any provision, word or clause of this Agreement shall be held to be illegal, invalid or unenforceable for any reason, such illegality, invalidity or unenforceability shall not affect the remaining provisions which shall be fully severable, and this Agreement shall be construed and enforced without regard to such illegal, invalid or unenforceable provision.

16.

This Agreement supersedes and replaces all pre-existing agreements between the parties hereto in respect of the subject matter hereof.

17.

Any notice required or permitted to be given under this Agreement shall be delivered personally, telecopied or mailed by registered mail to the addresses of the parties hereto set out on the first page hereof, and notice shall be deemed given, if telecopied or mailed, on the second business day following such telecopying or mailing, and if personally delivered, on the date of delivery.

18.

This Agreement shall be governed by and interpreted in accordance with the laws of the Province of British Columbia and the parties hereto hereby irrevocably attorn to the jurisdiction of the Courts of such Province.

IN WITNESS WHEREOF the parties hereto have caused these presents to be executed as and from the day and year first above written.

THE CORPORATE SEAL of WESTERN

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COPPER HOLDINGS LIMITED was hereto

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affixed in the presence of:

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             “Signed”

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C/S

Authorized Signatory

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              “Signed

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Authorized Signatory

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SIGNED, SEALED and DELIVERED by

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THOMAS C. PATTON in the presence of:

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____________________________________

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Signature

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____________________________________

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“Thomas Patton”

Address

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THOMAS C. PATTON

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____________________________________

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Occupation

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